Exhibit 99.2

Report of Independent Registered Public Accounting Firm

The Board of Directors
Federated Department Stores, Inc.

The Board of Directors
Prime Receivables Corporation:

We have examined management's assertion, included in the accompanying Management Report on Effectiveness of Internal Accounting Control Structure Over the Servicing of Accounts Receivable, that Federated Department Stores, Inc. and subsidiaries ("Federated") maintained an effective internal accounting control structure over the servicing of accounts receivable of Prime Receivables Corporation ("Prime") as of July 31, 2004, based upon the criteria stated in the Amended and Restated Pooling and Servicing Agreement dated December 15, 1992 among Prime, as Transferor, FDS Bank, as Servicer, and JPMorgan Chase Bank, as Trustee (the "Pooling and Servicing Agreement"). Prime and FDS Bank are wholly owned subsidiaries of Federated Department Stores, Inc. Federated's management is responsible for maintaining effective internal control over financial reporting. Our responsibility is to express an opinion on management's assertion based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included obtaining an understanding of the internal accounting control structure over the servicing of accounts receivable, testing and evaluating the design of operating effectiveness of the internal accounting control structure, and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion.

Because of inherent limitations in any internal control, misstatements due to errors or fraud may occur and not be deleted. Also, projections of any evaluation of the internal accounting control structure over the servicing of accounts receivable to future periods are subject to the risk that the internal control may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, management's assertion that Federated maintained an effective internal accounting control structure over the servicing of accounts receivable of Prime as of July 31, 2004, is fairly stated, in all material respects, based upon criteria stated in the Pooling Servicing Agreement.

This report is intended solely for the information and use d of the boards of directors and managements of Federated and Prime, Investor Certificateholders, as defined in the Pooling and Servicing Agreement, JPMorgan Chase Bank, as Trustee, Moody's Investor Services, Inc. and Standard and Poor's Corporation, as the Rating Agencies, and should not be used for nay other purpose.

KPMG LLP
November 29, 2004

Exhibit 99.2

Management Report on Effectiveness of Internal Accounting Control Structure Over the Servicing of Accounts Receivable

Management of Federated Department Stores, Inc., and subsidiaries ("Federated") is responsible for establishing and maintaining an effective internal accounting control structure over the servicing of accounts receivable of Prime Receivables Corporation ("Prime"), a wholly-owned subsidiary of Federated. The structure contains monitoring mechanisms and actions are taken to correct deficiencies identified.

There are inherent limitations in the effectiveness of any internal accounting control structure, including the possibility of human error and the circumvention or overriding of controls. Accordingly, even an effective internal accounting control structure can provide only reasonable assurance with respect to the servicing of accounts receivable and the preparations of reports relating to the servicing of accounts receivable as required by the Amended and Restated Pooling and Servicing Agreement dated December 15, 1992 between Prime, as Transferor, FDS Bank, as Servicer, and JPMorgan Chase Bank, as Trustee (the "Pooling and Servicing Agreement"). Further, because of changes in conditions, the effectiveness of an internal accounting control structure may vary over time.

Federated management has performed an evaluation of the effectiveness of its internal accounting control structure over the servicing of accounts receivable of Prime as of July 31, 2004. This evaluation was based on criteria for effective internal accounting control over the servicing of accounts receivable of Prime described in the Pooling and Servicing Agreement. Based on this evaluation, management believes that, as of July 31, 2004, Federated maintained an effective internal accounting control structure over the servicing of accounts receivable of Prime.

November 29, 2004

/s/ Amy Hanson
Amy Hanson - President, FACS

/s/ Teresa Huxel
Teresa A. Huxel - SVP of Finance